U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 4

to

FORM 10-SB

GENERAL FORM FOR REGISTRATION OF SECURITIES
OF SMALL BUSINESS ISSUERS UNDER THE 1934 ACT

LEGENDS FINANCIAL HOLDINGS, INC.

(NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

TENNESSEE	32-0008963

(STATE OF OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(IRS EMPLOYER IDENTIFICATION NO.)

310 NORTH FIRST STREET, CLARKSVILLE, TENNESSEE	37040

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)	(ZIP CODE)

ISSUER’S TELEPHONE NUMBER: (931) 503-1234

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

TITLE OF EACH CLASS TO BE SO REGISTERED	NAME OF EACH EXCHANGE ON WHICH EACH CLASS IS TO BE REGISTERED

N/A	N/A

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

COMMON STOCK, PAR VALUE $1.00 PER SHARE

(TITLE OF CLASS)

     This Amendment No. 4 to Form 10-SB is filed to include Exhibit 99.1, Financial Statements of Legends Bank, which was previously omitted from Amendment No. 3 to Form 10-SB.

PART III

Item 1. Index of Exhibits

EXHIBIT NO.	DESCRIPTION OF EXHIBITS

3.1	Charter of Legends Financial Holdings, Inc.*
3.2	Bylaws for Legends Financial Holdings, Inc.*
4	Specimen Stock Certificate for Legends Financial Holdings, Inc.*
10.1	2001 Statutory and Non-Statutory Stock Option Plan for Legends Financial Holdings, Inc., as successor-in-interest to Legends Bank*
21	Subsidiaries of Registrant*
23.1	Consent of Certified Public Accountants*
99.1	Financial Statements of Legends Bank

* Incorporated by reference to Form 10-SB filed by Legends Financial with the Commission on November 22, 2002.

SIGNATURES

     In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant has caused this amendment no. 4 to the registration statement to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: April 1, 2003	LEGENDS FINANCIAL HOLDINGS, INC.

	By:	/s/ Billy P. Atkins

Billy P. Atkins Chief Executive Officer and President

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